EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 71 to Registration Statement No. 02-42722 on Form N-1A of our reports dated December 18, 2008, relating to the financial statements and financial highlights of Eaton Vance Series Trust II, including Boston Income Portfolio and Eaton Vance Income Fund of Boston, appearing in the Annual Report on Form N-CSR of Eaton Vance Series Trust II for the year ended October 31, 2008, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts February 25, 2009